For Immediate Release

Blue Wolf Mongolia Holdings Corp. Announces Results of Shareholder Meeting and Tender Offer

Extension of Time for Business Combination Approved

New York, New York, April 17, 2013 - Blue Wolf Mongolia Holdings Corp. (NASDAQ: MNGL) (“Blue Wolf” or the “Company”) today announced the results of its shareholder meeting held on April 15, 2013. At the shareholder meeting, shareholders approved an amendment to the Company’s Memorandum and Articles of Association extending the date by which Blue Wolf must consummate its initial business combination from April 20, 2013 to July 22, 2013 and removing the requirement that Blue Wolf acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the trust account established to hold the IPO proceeds (the “Trust Account”). Additionally, the Investment Management Trust Agreement governing the Trust Account was amended to permit the withdrawal from the Trust Account of an amount sufficient to purchase the ordinary shares validly tendered and not withdrawn in the tender offer conducted concurrent with the proxy solicitation and to extend the date on which to liquidate the Trust Account in accordance with the IMTA to July 22, 2013.

Blue Wolf also announced today the results of its tender offer to purchase up to 7,006,515 of its ordinary shares in connection with the extension and the other shareholder proposals. The tender offer expired at 11:59 p.m., New York City time, on April 16, 2013. Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, as of the expiration of the tender offer, a total of 5,794,119 ordinary shares have been validly tendered and not properly withdrawn for a total purchase price of approximately $57.8 million. Such ordinary shares represent approximately 58% of Blue Wolf’s issued and outstanding ordinary shares as of April 16, 2013. Payment for ordinary shares accepted for purchase will be made promptly.

Lee Kraus, the Company’s Chairman and CEO stated, “We are pleased that shareholders granted us additional time to consummate our intended initial business combination with Li3 Energy, Inc. We will work diligently to provide as promptly as possible additional information about the business combination to our shareholders.”

The execution of a definitive agreement with Li3 Energy, Inc. is subject to a number of conditions, including (i) the satisfactory completion of due diligence of the parties, (ii) the execution of lockup and support agreements, and (iii) the completion of a second tender offer in connection with the consummation of its proposed business combination (the “Business Combination Tender Offer”). However, the Business Combination Tender Offer has not commenced. Shareholders who did not tender their ordinary shares retain the right to participate in Blue Wolf’s proposed business combination or to redeem their ordinary shares at the time Blue Wolf conducts the Business Combination Tender Offer following execution of the definitive agreement.

Morrow & Co., LLC. acted as the Information Agent for the proxy solicitation and the tender offer, and the Depositary is Continental Stock Transfer & Trust Company. For questions and information, please call the Information Agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

The Business Combination Tender Offer has not commenced. This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell Blue Wolf ordinary shares. The solicitation of offers to buy shares will only be made pursuant to an offer to purchase, the form of letter of transmittal and other related documents that Blue Wolf will distribute to its securityholders at no expense to them upon commencement of the Business Combination Tender Offer. The Business Combination Tender Offer materials will contain important information that should be read carefully before any decision is made with respect to the Business Combination Tender Offer. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the Information Agent.

About Blue Wolf

Blue Wolf is a blank check company formed in the British Virgin Islands on March 11, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In July 2011, Blue Wolf completed its initial public offering of 8,050,000 units. Upon the closing of the initial public offering, Blue Wolf deposited $80,237,500 ($9.97 per share) in the Trust Account.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. When used in the proxy materials, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “potential” and “should,” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. These forward-looking statements are based on information available to Blue Wolf as of the date hereof and involve a number of risks and uncertainties. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the risk that governmental and regulatory review of the Business Combination Tender Offer documents may result in the inability of Blue Wolf to close the Tender Offer by July 22, 2013; the risk that Blue Wolf will not be able to enter into a definitive agreement with Li3 Energy, Inc. or any other target; the ability of Blue Wolf to effect the Business Combination Tender Offer or consummate a business combination; the risk that a condition to consummation of the business combination may not be satisfied or waived; the ability to meet the Nasdaq listing standards, including having the requisite number of shareholders; potential changes in the legislative and regulatory environments; and potential volatility in the market price of the ordinary shares. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. Blue Wolf undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Company Contact:

Lee O. Kraus, CEO & Chairman

Phone: (203) 622-4903

Information Agent:

Morrow & Co., LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and Brokerage Firms: (203) 685-9400

mngl.info@morrowco.com